Exhibit 23.2
KPMG LLP Suite 2800 401 Union Street Seattle, WA 98101

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated November 14, 2025, with respect to the consolidated financial statements of Sonos, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.
/s/ KPMG LLP
Seattle, Washington
February 3, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.